Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Kim Hunter, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2612	Alpha IR Group
khunte@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, MAY 2, 2017

LIBBEY INC. ANNOUNCES FIRST QUARTER RESULTS

Company revises full-year outlook to reflect softer business conditions; Implementing proactive measures to reduce costs and improve margins

TOLEDO, OHIO, MAY 2, 2017--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the first quarter ended March 31, 2017.

Business Highlights

•	Net sales $173.0 million, down 5.4 percent versus prior year, or down 3.3 percent in constant currency

•	Net loss of $6.6 million, down $7.3 million versus prior year

•	Adjusted EBITDA (Table 1) $6.2 million, compared to $22.9 million in the first quarter of the prior year

•	Company is implementing proactive measures to respond to softer business conditions, including approximately $5 million of cost reductions and lower 2017 capital spending

•
Strong cost controls, pricing actions in the U.S. and Mexico, new product launches, and accelerated development of e-commerce business are supporting long-term strategy to return the business to growth

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Libbey Inc.

“Our first quarter results reflected net sales that were in line with our expectations, but a continuation of difficult end-market conditions in our foodservice and retail channels resulted in lower profitability than we anticipated during the quarter,” said William A. Foley, chairman and chief executive officer. “Planned furnace rebuilds, the initiation of some technology investments, foreign currency, unfavorable price and product mix, and the mark-to-market impact of certain natural gas hedges, all negatively impacted profitability in the quarter. As a result, we’ve begun taking proactive measures to ensure the strength of our business, and we’ve revised our full-year outlook accordingly.”
“While we do not foresee any improvement in the competitive environment in the near-term, we are adapting to structural shifts occurring in our markets, and we’re making appropriate operational and organizational improvements to maintain our business strength. We’re implementing strong cost controls, taking pricing actions in both the U.S. and Mexico to improve margins, continuing to enrich our product mix with new product launches, and accelerating development of our e-commerce platform to improve sales performance. We’re confident in the strength of our market position, and we’re seeing indications of increased interest in our products in a number of regions where customers are seeking a stable supplier, as the health of some of our competitors remains uncertain. We have a great team in place working to secure a successful future, and we believe Libbey will emerge from this environment as an even stronger leader in the industry.”

First Quarter Financial & Operating Highlights

Three months ended March 31, (dollars in thousands) (2)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline) (1)
	2017	2016	$ Change	% Change
U.S. & Canada	$109,329	$112,052	$(2,723)	(2.4)%	$541	(2.9)%
Latin America	30,722	34,203	(3,481)	(10.2)%	(2,553)	(2.7)%
EMEA	25,331	27,860	(2,529)	(9.1)%	(1,611)	(3.3)%
Other	7,612	8,692	(1,080)	(12.4)%	(221)	(9.9)%
Consolidated	$172,994	$182,807	$(9,813)	(5.4)%	$(3,844)	(3.3)%
____________________

(1)
We believe constant currency sales growth (decline), a non-GAAP measure, is a useful metric for evaluating our financial performance. See the "Constant Currency" section below for the reasons we believe this non-GAAP metric is useful and how it is derived.

(2)
Our reporting segments align with our regionally focused organizational structure, which we believe enables us to better serve customers across the globe. Under this structure, we report financial results for U.S. and Canada; Latin America; Europe, the Middle East and Africa (EMEA); and Other. Segment results are based primarily on the geographical destination of the sale. In the first quarter of 2017, net sales and related costs for certain countries were reclassified between segments to align with changes in business unit responsibilities. Accordingly, 2016 segment results have been reclassified to conform to the current year structure. The revised 2016 segment results do not affect any previously reported consolidated financial results.

•
Net sales in the U.S. and Canada segment were lower due to softer sales in the foodservice and retail channel, which were down approximately 4 percent and 7 percent, respectively. U.S. foodservice volume was up slightly in the quarter, compared to the prior-year period. Reductions in net sales in the retail and foodservice channels were partially offset by a nearly 10 percent increase in net sales in the business-to-business channel that was driven by an increase in volume.

•	In Latin America, net sales declined as a result of lower net sales in the business-to-business and retail channels.

•	Net sales in the EMEA segment decreased primarily as a result of unfavorable currency and lower volume in the retail channel in line with our planned exit from some lower margin business.

•	Net sales in Other were down as a result of softer sales in China.

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Libbey Inc.

•
The Company’s effective tax rate was 32.9 percent for the first quarter of 2017, compared to (23.8) percent in the year-ago period. The change in the effective tax rate was driven by a swing from Mexican peso translation losses that affected the tax provision in the first quarter of 2017, compared with translation gains for the same period in 2016, as well as changes to the mix of pretax income generated in tax jurisdictions with varying tax rates.

Balance Sheet and Liquidity

•	The Company had available capacity of $89.0 million under its ABL credit facility at March 31, 2017, with no loans outstanding, and cash on hand of $33.7 million.

•
At March 31, 2017, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $188.3 million, a decrease of $28.4 million from $216.7 million at March 31, 2016. The decrease was a result of lower accounts receivable and inventories and increased accounts payable.

Outlook
As a result of lower-than-expected first-quarter results, as well as the expectation of continued challenging end-market conditions, the Company has revised its full-year 2017 outlook. The Company now expects:

•	Net sales decline in the low-to-mid- single digits, compared to the full year 2016, on a reported basis, with continued currency headwinds

•	Adjusted EBITDA margin (see Table 7) in the 11 percent to 13 percent range

•	Capital expenditures of approximately $50 million
Jim Burmeister, vice president, chief financial officer, commented, “We have a strong liquidity profile with one of the best balance sheets in our industry and, in the current environment, we're using that to our advantage to make strategic investments to improve the long-term competitive position of the business. During the first quarter, we repaid $6.1 million on our Term Loan B as we continue to pursue our goal of reaching our target Debt Net of Cash to Adjusted EBITDA leverage ratio of 2.5x to 3.0x (see Table 6). In the near-term, we believe it is prudent to continue prioritizing debt reduction in order to maintain the strength of our balance sheet and, subject to Board of Directors' approval, we remain committed to return value to shareholders in the form of our dividend.”

Webcast Information
Libbey will hold a conference call for investors on Tuesday, May 2, 2017, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Masters Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2016, Libbey Inc.'s net sales totaled $793.4 million. Additional information is available at www.libbey.com.

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Libbey Inc.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.
Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, Euro and RMB.

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Libbey Inc.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 3, 2017. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; changes in trends in the restaurant and bar industry and the retail channel of distribution that impact demand for our products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; and the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2017	2016

Net sales	$172,994	$182,807
Freight billed to customers	676	618
Total revenues	173,670	183,425
Cost of sales	143,356	143,451
Gross profit	30,314	39,974
Selling, general and administrative expenses	32,975	34,135
Income (loss) from operations	(2,661)	5,839
Other income (expense)	(2,260)	(15)
Earnings (loss) before interest and income taxes	(4,921)	5,824
Interest expense	4,867	5,244
Income (loss) before income taxes	(9,788)	580
Benefit from income taxes	(3,218)	(138)
Net income (loss)	$(6,570)	$718

Net income (loss) per share:
Basic	$(0.30)	$0.03
Diluted	$(0.30)	$0.03
Dividends declared per share	$0.1175	$0.1150

Weighted average shares:
Basic	21,939	21,850
Diluted	21,939	22,001

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS:
Cash and cash equivalents	$33,743	$61,011
Accounts receivable — net	83,385	85,113
Inventories — net	174,405	170,009
Other current assets	16,642	16,777
Total current assets	308,175	332,910
Purchased intangibles — net	15,009	15,225
Goodwill	164,112	164,112
Deferred income taxes	42,661	40,016
Other assets	9,480	9,514
Property, plant and equipment — net	259,759	256,392
Total assets	$799,196	$818,169

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$69,490	$71,582
Salaries and wages	22,344	27,018
Accrued liabilities	40,593	41,807
Accrued income taxes	—	1,384
Pension liability (current portion)	2,474	2,461
Non-pension postretirement benefits (current portion)	4,893	4,892
Derivative liability	1,377	1,928
Long-term debt due within one year	6,059	5,009
Total current liabilities	147,230	156,081
Long-term debt	395,885	402,831
Pension liability	45,155	43,934
Non-pension postretirement benefits	55,602	55,373
Deferred income taxes	1,910	1,859
Other long-term liabilities	12,745	12,972
Total liabilities	658,527	673,050

Common stock and capital in excess of par value	330,426	329,941
Retained deficit	(66,589)	(59,625)
Accumulated other comprehensive loss	(123,168)	(125,197)
Total shareholders’ equity	140,669	145,119
Total liabilities and shareholders’ equity	$799,196	$818,169

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2017	2016
Operating activities:
Net income (loss)	$(6,570)	$718
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,155	12,081
Loss on asset sales and disposals	23	61
Change in accounts receivable	1,961	7,217
Change in inventories	(3,827)	(12,467)
Change in accounts payable	(3,921)	(5,589)
Accrued interest and amortization of discounts and finance fees	378	(2,220)
Pension & non-pension postretirement benefits, net	2,116	(101)
Accrued liabilities & prepaid expenses	(4,545)	(1,616)
Income taxes	(4,236)	(2,965)
Share-based compensation expense	832	1,816
Other operating activities	320	(1,436)
Net cash used in operating activities	(6,314)	(4,501)

Investing activities:
Additions to property, plant and equipment	(11,952)	(9,855)
Net cash used in investing activities	(11,952)	(9,855)

Financing activities:
Borrowings on ABL credit facility	—	6,000
Repayments on ABL credit facility	—	(6,000)
Other repayments	(169)	(171)
Repayments on Term Loan B	(6,100)	(6,100)
Stock options exercised	—	1,029
Taxes paid on distribution of equity awards	(423)	(473)
Dividends	(2,577)	(2,515)
Treasury shares purchased	—	(1,197)
Net cash used in financing activities	(9,269)	(9,427)

Effect of exchange rate fluctuations on cash	267	309
Decrease in cash	(27,268)	(23,474)

Cash & cash equivalents at beginning of period	61,011	49,044
Cash & cash equivalents at end of period	$33,743	$25,570

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. Generally Accepted Accounting Principle (U.S. GAAP) measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2017	2016
Reported net income (loss) (U.S. GAAP)	$(6,570)	$718
Add:
Interest expense	4,867	5,244
Benefit from income taxes	(3,218)	(138)
Depreciation and amortization	11,155	12,081
Add special item before interest and taxes:
Executive terminations	—	4,947
Adjusted EBITDA (non-GAAP)	$6,234	$22,852

Net sales	$172,994	$182,807
Net income (loss) margin (U.S. GAAP)	(3.8)%	0.4%
Adjusted EBITDA margin (non-GAAP)	3.6%	12.5%

Table 2
Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2017	2016
Net cash used in operating activities (U.S. GAAP)	$(6,314)	$(4,501)
Net cash used in investing activities (U.S. GAAP)	(11,952)	(9,855)
Free Cash Flow (non-GAAP)	$(18,266)	$(14,356)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	March 31, 2017	December 31, 2016	March 31, 2016

Accounts receivable — net	$83,385	85,113	$87,901
Inventories — net	174,405	170,009	191,950
Less: Accounts payable	69,490	71,582	63,185
Trade Working Capital (non-GAAP)	$188,300	$183,540	$216,666

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended March 31,
Net Sales:	2017	2016 (7)

U.S. & Canada (1)	$109,329	$112,052
Latin America (2)	30,722	34,203
EMEA (3)	25,331	27,860
Other (4)	7,612	8,692
Consolidated	$172,994	$182,807

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$7,501	$12,840
Latin America (2)	(3,079)	4,702
EMEA (3)	(837)	(497)
Other (4)	(1,215)	450
Segment EBIT	$2,370	$17,495

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$2,370	$17,495
Retained corporate costs (6)	(7,291)	(6,724)
Executive terminations	—	(4,947)
Interest expense	(4,867)	(5,244)
Income tax benefit	3,218	138
Net income (loss)	$(6,570)	$718

Depreciation & Amortization:
U.S. & Canada (1)	$3,082	$3,456
Latin America (2)	4,397	4,542
EMEA (3)	1,844	2,158
Other (4)	1,354	1,428
Corporate	478	497
Consolidated	$11,155	$12,081
(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end market destination in the U.S and Canada excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Latin America including glass products for OEMs that have an end market destination outside of Latin America.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.
(7) In the first quarter of 2017, net sales and related costs for certain countries were reclassified between segments to align with changes in business unit responsibilities. Accordingly, 2016 segment results have been reclassified to conform to the current year structure. The revised 2016 segment results do not affect any previously reported consolidated financial results.

Table 5
Reconciliation of Selling, General and Administrative (SG&A) Expenses to Adjusted SG&A Expenses and Margin
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2017	2016
Reported SG&A expenses (U.S. GAAP)	$32,975	$34,135
Deduct special item in SG&A expenses:
Executive terminations	—	(4,947)
Adjusted SG&A expenses (non-GAAP)	$32,975	$29,188

Net sales	$172,994	$182,807
SG&A Margin (U.S. GAAP)	19.1%	18.7%
Adjusted SG&A Margin (non-GAAP)	19.1%	16.0%

Table 6
Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended March 31, 2017	Year Ended December 31, 2016

Reported net income (U.S. GAAP)	$2,785	$10,073
Add:
Interest expense	20,511	20,888
Provision for income taxes	14,631	17,711
Depreciation and amortization	47,560	48,486
Special items before interest and taxes	9,536	14,483
Adjusted EBITDA (non-GAAP)	$95,023	$111,641

Reported debt on balance sheet (U.S. GAAP)	$401,944	$407,840
Plus: Unamortized discount and finance fees	4,156	4,480
Gross debt	406,100	412,320
Less: Cash and cash equivalents	33,743	61,011
Debt net of cash	$372,357	$351,309

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	3.9 x	3.1 x

Table 7
Full year Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2017 net sales)
(unaudited)
Outlook for the year ended December 31, 2017

Net income margin (U.S. GAAP)	1% - 2%
Add:
Interest expense	3% - 3%
Provision for income taxes	1% - 2%
Depreciation and amortization	6% - 6%
Special items before interest and taxes	- - -
Adjusted EBITDA Margin (non-GAAP)	11% - 13%

Table 8
Full year Outlook on Adjusted SG&A Margin
(percent of net sales)
(unaudited)

	Outlook for the year ended December 31, 2017	Year ended December 31, 2016
SG&A margin (U.S. GAAP)	17%	15.2%
Deduct special item in SG&A expenses:
Executive terminations	—%	(0.5)%
Pension settlement charges	—%	—%
Other	—%	—%
Adjusted SG&A Margin (non-GAAP)	17%	14.7%